Exhibit 99.1

Hepion Pharmaceuticals Prices Public Offering

EDISON, NJ / ACCESSWIRE / November 24, 2020 / Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a clinical stage biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced the pricing of an underwritten public offering of 20,000,000 shares of its common stock. Each share of common stock is being sold to the public at a price per share of $1.50. The gross proceeds to Hepion from this offering are expected to be approximately $30 million before deducting underwriting discounts, commissions and other offering expenses.

Hepion has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 shares of common stock at the public offering price, less the underwriting discounts and commissions.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering.

Hepion intends to use the net proceeds from the offering to fund research and development activities, as well as for working capital and other general corporate purposes.

The offering is expected to close on November 30, 2020, subject to customary closing conditions.

This offering is being made pursuant to a registration statement on Form S-1 (No. 333- 249724) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and subsequently declared effective on November  24, 2020. A preliminary prospectus describing the terms of the proposed offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. A final prospectus related to the proposed offering will be filed and made available on the SEC’s website. Electronic copies of the final prospectus may be obtained, when available, from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, Telephone: (877) 436-3673; Email: prospectus@think-equity.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. Hepion's lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431's potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated," and "intend," among others. These forward-looking statements are based on Hepion Pharmaceuticals' current expectations and include statements regarding the proposed offering, the expected timing of the closing of the offering and the planned use of proceeds therefrom. Actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, market conditions and the satisfaction of all conditions to, and the closing of, the offering. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals' Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer
Hepion Pharmaceuticals Investor Relations
Direct: (646) 274-3580
skilmer@hepionpharma.com

SOURCE: Hepion Pharmaceuticals, Inc.